As filed with the Securities and Exchange Commission on December 19, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDECISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Operation)	23-2530889 (I.R.S. Employer Identification Number)

601 Lee Road

Chesterbrook Corporate Center

Wayne, Pennsylvania 19087

(Address of Principal Executive Offices, including Zip Code)

MEDecision, Inc. Amended and Restated Stock Option Plan

MEDecision, Inc. Series C Stock Equity Incentive Plan

MEDecision, Inc. 2006 Equity Incentive Plan

(Full Title of the Plans)

David St. Clair

Chief Executive Officer and Chairman of the Board of Directors

601 Lee Road

Chesterbrook Corporate Center

Wayne, Pennsylvania 19087

(610) 540-0202

(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:

Barry M. Abelson

Pepper Hamilton LLP

3000 Two Logan Square

18th and Arch Streets

Philadelphia, PA 19103-2799

(215) 981-4000

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock (no par value)	1,500,000(3)	$9.64(6)	$14,460,000	$1,548.00
Common Stock (no par value)	2,882,080(4)	$4.32(6)	$12,450,586	$1,333.00
Common Stock (no par value)	55,000(5)	$2.26(6)	$124,300	$14.00

Total	4,437,080			$2,895.00

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) In accordance with Rule 457(p) under the Securities Act of 1933 (the “Securities Act”), the entire registration fee was previously paid and unused in connection with MEDecision, Inc.’s Registration Statement on Form S-1 (File No. 333-136532) originally filed on August 11, 2006, and such payment is offset against the total registration fee required hereunder.

(3) Consists of shares issuable under the 2006 Equity Incentive Plan.

(4) Consists of shares purchasable upon exercise of options outstanding as of the date hereof to purchase common stock under the Amended and Restated Stock Option Plan (the “A&R Stock Option Plan”), which amount may again become available for grant and issuance under the 2006 Equity Incentive Plan in the event such outstanding options expire or are forfeited in accordance with their terms prior to being exercised. There will be no further grants under the A & R Stock Option Plan.

(5) Consists of shares purchasable upon exercise of options outstanding as of the date hereof to purchase common stock under the Series C Stock Equity Incentive Plan (the “Series C Plan”). There will be no further grants under the Series C Plan.

(6) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act. As to shares subject to outstanding but unexercised options, the price and fee are computed based upon the weighted average exercise price at which such options may be exercised. As to the remaining shares, the price and fee are computed based upon $9.64, the average of the high and low prices for the common stock reported on the NASDAQ Global Market on December 13, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

MEDecision, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to MEDecision, Inc., 601 Lee Road, Chesterbrook Corporate Center, Wayne, Pennsylvania 19087, Attention: Carl E. Smith, Chief Financial Officer; telephone number (610) 540-0202.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s prospectus dated December 13, 2006 filed with the Commission pursuant to Rule 424(b) under the Securities Act.

(b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 7, 2006, as amended and restated by that certain Form 8-A/A filed with the Commission on December 11, 2006, including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain current and former partners of Pepper Hamilton LLP are partners in The Peregrine Equity Fund, LLP, which owns 12,832 shares of common stock. Pepper Hamilton LLP has given an opinion to the Registrant concerning the validity of the securities being registered on this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law of 1988, as amended, and the Registrant's second amended and restated bylaws limit the monetary and personal liability of the Registrant's directors to the Registrant and to the Registrant's shareholders and provide for indemnification of the Registrant's officers and directors for liabilities and expenses that they may incur in such capacities.

The Registrant's second amended and restated bylaws provide that no director or officer is to be personally liable for any monetary damages for any action taken, unless:

•	such director has breached or failed to perform the duties of his or her office, and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

In addition, the Registrant's second amended and restated bylaws provide that it shall indemnify its directors and officers for expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she has acted in good faith and in a manner he or she believed to be in the Registrant's best interest or, in the case of a criminal proceeding, that he or she had no reasonable cause to believe that his or her conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein. The Registrant's second amended and restated bylaws provide, however, that in the case of an action or suit by or in the right of the Company, the Registrant's will not indemnify a director or officer with respect to a matter in which such person has been adjudged to be liable in the performance of his or her duties to the Registrant unless a court of common pleas determines that such person is fairly and reasonably entitled to indemnification. The Registrant's second amended and restated bylaws also provide that it may advance expenses to any director or officer upon the Registrant's receipt of an undertaking by the director or officer to repay those amounts if it is finally determined that he or she is not entitled to indemnification. The Registrant's indemnification obligations set forth in the second amended and restated bylaws extend not only to current directors and officers but to former directors and officers to the extent such persons were directors or officers from and after the time that such obligations were in force. The Registrant maintains directors and officers liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts, as well as a policy to include coverage against liabilities with respect to the Securities Act.

In addition to the indemnification provided for in the Registrant’s second amended and restated bylaws, the Registrant has also entered into agreements to indemnify its directors and executive officers. These agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at the Registrant’s request. The Registrant believes that these agreements are necessary to attract and retain qualified directors and executive officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	MEDecision, Inc. Amended and Restated Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 333-136532 on Form S-1, as amended).
4.2	MEDecision, Inc. Series C Stock Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement No. 333-136532 on Form S-1, as amended).
4.3	MEDecision, Inc. 2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement No. 333-136532 on Form S-1, as amended).
5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Commonwealth of Pennsylvania, on December 19, 2006.

MEDecision, Inc.
By:	/s/ Carl E. Smith

Carl E. Smith
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 2006:

Signature	Title
*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

David St. Clair
Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Carl E. Smith

Carl E. Smith

*	Director

Paul E. Blondin

*	Director

John H. Capobianco

*	Director

Elizabeth A. Dow

*	Director

Thomas R. Morse

*	Director

Timothy W. Wallace

*By:	/s/ Carl E. Smith

Carl E. Smith Attorney-In-Fact

EXHIBIT INDEX

Exhibits

4.1	MEDecision, Inc. Amended and Restated Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement No. 333-136532 on Form S-1, as amended).

4.2	MEDecision, Inc. Series C Stock Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement No. 333-136532 on Form S-1, as amended).

4.3	MEDecision, Inc. 2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement No. 333-136532 on Form S-1, as amended).

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney.